As filed with the United States Securities and Exchange Commission on July 19, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDI, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	75-2626358
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

10226 SAN PEDRO AVENUE, SUITE 200
SAN ANTONIO, TEXAS 78216
(210) 477-5400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RICHARD A. LARSEN
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
10226 San Pedro Avenue
Suite 200
San Antonio, Texas 78216
(210) 582-2664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, $.01 par value	5,456,122	$1.31	$7,147,520	$300

(1)           Includes 150,000 shares issuable upon exercise of warrants. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)           Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon $1.31, which was the average of the high and low sales prices as reported on the Nasdaq Capital Market on July 17, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

To be completed, dated July 19, 2007

Prospectus

MDI, INC.

5,456,122 SHARES OF COMMON STOCK

This prospectus relates to the public offering, from time to time, of up to an aggregate of 5,456,122 shares of common stock, par value $.01 per share, of MDI, Inc., by selling stockholders or their pledgees, transferees or other successors in interest. The 5,456,122 shares of common stock consist of 5,306,122 shares of our common stock currently held by the selling stockholders and 150,000 shares of our common stock issuable to the selling stockholders upon the exercise of warrants. We will not receive any of the proceeds from the sale of these shares of common stock.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MDII.” On July 17, 2007 the closing price of one share of our common stock was $1.24.

Investing in our common stock involves significant risks. See “Risk Factors” on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July,   2007

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), that involve risks and uncertainties. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the incorporated document, as the case may be. All of these forward-looking statements are based on information available to us at the time of this prospectus or the incorporated document, as the case may be, and we assume no obligation to update any of these statements. Actual results could differ from those projected in these forward-looking statements as a result of many factors, including those identified by reference in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as updated by our Quarterly Reports on Form 10-QSB and in the documents filed by us with the SEC after the date of this prospectus and incorporated by reference herein. We urge you to review and consider the various disclosures made by us in this prospectus, and those detailed from time to time in our filings with the Securities and Exchange Commission, that attempt to advise you of the risks and factors that may affect our future results.

SUMMARY

This summary highlights information about MDI, Inc.. Because this is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate by reference. As used in this prospectus, references to “we,” “us,” “our,” “MDI” or “our Company” and similar terms mean MDI, Inc.

We were incorporated in the state of Delaware on December 1995 under the name Ultrak, Inc., and changed our name to MDI, Inc. on September 2004. We are engaged in manufacturing and marketing enterprise-grade physical and electronic security technologies that include open architecture security command and control software, intelligent access control hardware and video surveillance management solutions. MDI products have protected thousands of customers around the world, including many of the world’s most security-minded government agencies including the Department of Homeland Security, major financial institutions, healthcare organizations, manufacturing companies, energy and power providers, gaming and entertainment establishments, educational institutions and Fortune ranked corporations.

Our principal executive offices are located at 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216. Our telephone number is (210) 477-5400. Our website is www.mdisecure.com. Information contained on our website is not part of, and is not incorporated into, this prospectus. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2006, and as further updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in us.

General Risks and Risks Related to our Business

If we do not raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.

Our business plan involves growing through acquisitions and internal development, each of which requires significant capital.  Our capital requirements also include working capital for daily operations and significant capital for inventory purchases.  We have a history of net losses.  To the extent that we lack cash to meet our future capital needs, we will need to raise additional funds through significant additional equity and/or debt financings, which may result in significant increases in leverage and interest expense and/or substantial dilution of our outstanding equity.  If we are unable to raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.

If we are not able to manage growth, our business plan may not be realized.

Our business objectives include developing our current lines of business,  both internally and through acquisitions, if we can do so under advantageous terms.  As such, our business plan is predicated on growth.  If we succeed in growing, it will place significant burdens on our management and on our operational and other resources.  For example, it may be difficult to assimilate the operations and personnel of an acquired business into our existing business; we must integrate management information and accounting systems of an acquired business into our current systems; our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns; we may enter markets in which we have limited prior experience; and we may lose key employees of an acquired business.  We will also need to attract, train, motivate, retain, and supervise senior managers and other employees.  If we fail to manage these burdens successfully, one or more potential acquisitions could be unprofitable, the shift of our management’s focus could harm our other businesses, and we may be forced to abandon our business plan, which relies on growth.

We have reported net losses in the past.  If we continue to report net losses, the price of our common stock may decline, or we could go out of business.

For the year ended December 31, 2006, and the first three (3) months of 2007, we reported a net loss.  If we continue to generate losses, we could ultimately be forced to discontinue operations.  In addition, future losses could result in a lack of liquidity, as well as lower stock prices.

If we lose the services of our executive officers, our business may suffer.

If we lose the services of one or more of our executive officers and do not replace them with experienced personnel, that loss of talent and experience will make our business plan, which is dependent on active growth and management, more difficult to implement.  J. Collier Sparks is our Chief Executive Officer and President, Michael Sweet is our Senior Vice President and Chief Financial Officer and Richard A. Larsen is our Senior Vice President, General Counsel and Secretary. Messrs. Sparks, Sweet and Larsen each have been involved in our management for several years and would be difficult to replace.  In addition, we do not maintain key-man life insurance policies on our executive officers.

If our insurance is inadequate, we could face significant losses.

We maintain various insurance coverages for our assets and operations.  These coverages include property coverages, including business interruption protection for each location.  We maintain commercial general liability coverage.  We also maintain workers’ compensation policies in every state in which we operate.  While we believe such policies to be adequate, there can be no assurance that our insurance will provide sufficient coverage in the event a claim is made against us, or that we will be able to maintain in place such insurance at reasonable prices.  If our insurance coverage is exceeded by (or does not cover) a claim, we will have to pay the uncovered liability directly. In the event that we were required to directly pay a claim, our income would be significantly reduced, and in the event of a large claim, we could go out of business.

If we are not able to operate our business effectively, our business will suffer.

There are numerous risks associated with the our business that may prevent us from operating profitably, including, among others: risks associated with unanticipated liabilities of any acquired companies; risks relating to the size and number of competitors in the electronic security product market, many of whom may be more experienced or better financed; risks associated with the costs of entering into new markets and expansion of product lines in existing markets; risks associated with rapidly evolving technology and having inventory become obsolete; risks associated with purchasing inventory before having orders for that inventory; risks attendant to locating and maintaining reliable sources of OEM products and component supplies in the electronic surveillance industry; risks related to retaining key employees involved in future technology development and communications with OEM suppliers; and risks associated with developing and introducing new products in order to maintain competitiveness in a rapidly changing marketplace.  We also expect that there will be costs related to product returns and warranties and customer support that we cannot quantify or accurately estimate.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business.

Although we are not now the subject of any such actions, third parties may in the future assert against us infringement claims or claims that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them.  If such infringement were found to exist, a party could seek an injunction preventing the use of their intellectual property. In addition, if an infringement by us were found to exist, we may attempt to acquire a license or right to use such technology or intellectual property.  However, it is possible that no such rights will be available, or will not be available upon terms deemed to be reasonable by us.  Any infringement claim, even if not meritorious and/or covered by an indemnification obligation, could result in the expenditure of a significant amount of our financial and managerial resources.

If our manufacturers fail to adequately supply our products, our security products sales may suffer.

Many of our products are manufactured for us. Reliance upon these manufacturers, as well as industry supply conditions, generally involves several risks, including the possibility of defective products (which can adversely affect our reputation for reliability), a shortage of components and reduced control over delivery schedules (which can adversely affect our distribution schedules), and the possibility of increases in component costs (which can adversely affect our profitability).

We have some single-sourced manufacturer relationships, either because alternative sources are not readily or economically available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If these sources are unable or unwilling to manufacture our products in a timely and reliable manner, we could experience temporary distribution interruptions, delays, or inefficiencies, adversely affecting our results of operations.  Even where alternative manufacturers are available, qualification of the alternative manufacturers and establishment of reliable suppliers could result in delays and a possible loss of sales, which could affect operating results adversely.

Risks Related to our Stock

By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

On January 31, 2007, we completed the private placement of 5,306,122 shares of common stock with Stratis Authority, Inc., the rights to which were which subsequently assigned to Stratis Authority Holding, Inc. In April and May we issued three warrants covering the purchase of 150,000 shares at $2.50 per share in exchange for services provided to the Company by John Roberts and John Linton. We are registering for resale 5,456,122 shares of common stock.

The 5,456,122 shares of common stock covered by this prospectus represent approximately 14% of the total number of our shares of common stock that are currently issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

When all of the shares sold and warrant shares issued are registered with the SEC and sold in the public market, it could cause the market price of our common stock to drop by increasing the total number of shares offered for sale to the public.  An overabundance of available shares in the market may limit the price growth potential of our Common Stock even if our business is doing well, because the available supply may exceed the demand for our shares. This phenomenon may impair our ability to raise needed capital by reducing the price at which we could sell our common stock. In addition, the Company may seek future financings that involve the issuance of equity securities or instruments convertible into or exchangeable for equity securities and any such future financings may further reduce the price of our common stock.

Our stock price has been, and likely will continue to be, volatile and your investment may suffer a decline in value.

The market prices for securities of companies quoted on The NASDAQ Capital Market, including our market price, have in the past been, and are likely to continue in the future to be, very volatile. That volatility depends upon many factors, some of which are beyond our control, including:

*	Announcements regarding the results of expansion or development efforts by us or our competitors;
*	Announcements regarding the acquisition of businesses or companies by us or our competitors;

*	Technological innovations or new commercial products developed by us or our competitors;
*	Changes in our intellectual property portfolio;

*	Issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;
*	Additions or departures of our key personnel;

*	Operating losses by us;
*	Actual or anticipated fluctuations in our quarterly financial and operating results and the degree of trading liquidity in our common stock; and

*	Our ability to maintain our common stock listing on the Nasdaq Capital Market.

One or more of these factors could cause a decline in our revenue and income or in the price of our common stock, thereby reducing the value of an investment in our Company.

If we lose our listing on the NASDAQ Capital Market, our stock will become significantly less liquid and its value may be affected.

The common stock of the Company is listed on the NASDAQ Capital Market.  All companies listed on the NASDAQ Capital Market must meet the standards that NASDAQ adopts. One such standard is that the stock trade at a price that is $1.00 per share or higher on a consistent basis. When the price of a company's stock falls below the $1.00 per share minimum for 30 consecutive days, that company usually receives a letter from NASDAQ advising it that to regain compliance with the NASDAQ bid price standard, the closing bid price of its stock must be back at $1.00 per share for 10 consecutive business days during the next 180 calendar days. These standards are described in NASDAQ Marketplace Rule 4310 (the "Rule"). Although the Company is currently compliant with the NASDAQ bid price requirements, the Company has failed on previous occasions to meet the minimum bid price requirements.  On April 17, 2007, the Company received a letter from the Nasdaq Stock Market dated April 17, 2007 notifying the Company that the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive business days, and that the Company has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Stock Market.

If we fail to satisfy the continuing listing requirements and the common stock is delisted from the NASDAQ Stock Market, our stock could be traded over-the-counter, more commonly known as OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the NASDAQ Stock Market (“NASDAQ-Listed Stocks”). Many OTC stocks trade less frequently and in smaller volumes than NASDAQ-Listed Stocks.  Accordingly, our stock would be less liquid than it would otherwise be.  Also, the values of these stocks may be more volatile than NASDAQ-Listed Stocks. If our stock is traded in the OTC market and a market maker sponsors us, we may have the price of our stock electronically displayed on the OTC Bulletin Board, or OTCBB.  However, if we lack sufficient market maker support for display on the OTCBB, we could have our price published by the National Quotations Bureau LLP in a paper publication known as the “Pink Sheets.”  The marketability of our stock will be even more limited if our price must be published on the “Pink Sheets.”

Because we are a Delaware corporation, it may be difficult for a third party to acquire us, which could affect our stock price.

We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an entity that is an “interested stockholder” for a period of three years, unless approved in a prescribed manner.  This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies.  This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a premium for our common stock above its market price.

If we issue our authorized preferred stock, the rights of the holders of our common stock may be affected and other entities may be discouraged from seeking to acquire control of our Company.

Our certificate of incorporation authorizes the issuance of up to 2 million shares of “blank check” preferred stock that could be designated and issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt. 195,351 shares of preferred stock are currently outstanding. It is not possible to state the precise effect of preferred stock upon the rights of the holders of our common stock until the board of directors determines the respective preferences, limitations, and relative rights of the holders of one or more series or classes of the preferred stock.  However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on common stock if dividends on the preferred stock are in arrears, (ii) dilution of the voting power of the common stock to the extent that the preferred stock has voting rights, and (iii) the holders of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

The “blank check” preferred stock may be viewed as having the effect of discouraging an unsolicited attempt by another entity to acquire control of us and may therefore have an anti-takeover effect.  Issuances of authorized preferred stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make an acquisition of a company more difficult or costly.  Such an issuance, or the perceived threat of such an issuance, could discourage or limit the stockholders’ participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock.

We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock.  We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. We will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Company has not yet received the purchase price for the 5,306,122 shares.  Upon payment of the shares the Company will receive $2.6 million which will be used for general corporate purposes.  We may also receive cash proceeds upon the exercise of 150,000 warrants to purchase our common stock with an exercise price of $2.50 per share held by the Selling Stockholders. If all of such warrants are exercised for cash, we will receive aggregate cash proceeds from such exercise of approximately $0.375 million, which will be used for general corporate purposes.

SELLING STOCKHOLDERS

On January 31, 2007, we completed the private placement of 5,306,122 shares of common stock with Stratis Authority, Inc., the rights to which were which subsequently assigned to Stratis Authority Holding, Inc. This prospectus relates to 5,306,122 shares of our currently outstanding common stock and 150,000 shares of our common stock issuable upon exercise of warrants. The transfer of these shares is being registered for offer and sale, from time to time, by or for the account of the stockholders named below (the “Selling Stockholders”).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders.  The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and the warrants, as of July 17, 2007, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercise.

The third and fourth columns list the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of at least 100% of the sum of (i) the number of shares of common stock issued pursuant to the Securities Purchase Agreement and (ii) the shares of common stock issued and issuable upon exercise of the related warrants, as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.  The fifth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution.

Selling Shareholder	Number of Shares Beneficially Owned Before Registration	Number of Outstanding Shares Registered	Number of Warrant Shares Registered	Shares Beneficially Owned if all Registered Shares are Sold
				Number	Percent
Stratis Authority Holdings, Inc. (1)	5,306,122	5,306,122	--	--	*
John Linton			100,000	--	*
John Roberts			50,000	--	*

* Less than one percent.
(1) Ridgemont Investment Group, Inc. is the principal shareholder of Stratis Authority Holdings, Inc. and has voting and investment discretion over these securities.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares covered by this prospectus.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders may sell shares of common stock directly to purchasers from time to time.  Alternatively, they may from time to time offer the common stock to or through underwriters, broker–dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of such common stock for whom they may act as agents.

Such sales may be made on any stock exchange, quotation system (including the NASDAQ Markets), market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

*           Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
*	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
*           Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
*           Privately negotiated transactions;
*           Settlement of short sales entered into after the date of this prospectus;
*           A combination of any such methods of sale;
*           Any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  There is no underwriter or coordinating broker acting in connection with the proposed sale of our common stock by the Selling Stockholders. Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Richard A. Larsen, Esq., General Counsel to the Company, San Antonio, Texas.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report of PMB Helin Donovan LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are filing this prospectus as part of a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “MDII.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Information about us, including our SEC filings, is also available on our website at http://www.mdisecure.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents.  The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will update and supersede automatically this information.  We incorporate by reference the following documents, which we have filed already with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholder sells all of the shares covered by this prospectus:

1.           Our annual report on Form 10-KSB for the year ended December 31, 2006, filed on March 30, 2007.
2.           Our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 11, 2007.
3.           Our following current reports on Form 8-K:

(a)           Form 8-K dated January 5, 2007 and filed with the SEC on January 9, 2007.
(b)           Form 8-K dated February 1, 2007 and filed with the SEC on February 1, 2007.
(c)           Form 8-K dated February 1, 2007 and filed with the SEC on February 1, 2007.
(d)           Form 8-K dated February 28, 2007 and filed with the SEC on March 1, 2007.
(e)           Form 8-K dated April 26, 2007 and filed with the SEC on April 27, 2007.
(f)           Form 8-K dated May 7, 2007 and filed with the SEC on May 7, 2007.
(g)           Form 8-K dated June 27, 2007 and filed with the SEC on June 27, 2007.
(h)           Form 8-K dated July 16, 2007 and filed with the SEC on July 16, 2007.

4.           The description of our common stock contained in our Registration Statement on Form S-3, as filed with the SEC on November 18, 1996, including any amendments or reports filed for purposes of updating such description.

We will provide a copy of the documents we incorporate by reference upon request, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:

Richard A. Larsen, Esq.
Senior Vice President, General Counsel & Secretary
MDI, Inc.
10226 San Pedro Avenue
Suite 200
San Antonio, Texas 78216

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or document incorporated by reference is accurate as of any date other than the date on the front of the relevant document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with this registration statement:

SEC Registration fee	$300
Accounting, Legal, Printing and Miscellaneous fees and expenses	$5,000
Total	$5,300

Item 15.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

We have purchased directors’ and officers’ liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 16.                      Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.                      Undertakings.
1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on July 19, 2007.

MDI, INC.

July 19, 2007	By:	/s/ Richard A. Larsen
Richard A. Larsen
Senior Vice President, General Counsel & Secretary

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Richard A. Larsen as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ J. Collier Sparks J. Collier Sparks	Chief Executive Officer and President (Principal Executive Officer)	Dated: July 19, 2007
/s/ Michael Sweet Michael Sweet	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	Dated: July 19, 2007
/s/ J. Collier Sparks J. Collier Sparks	Director	Dated: July 19, 2007
/s/ James W. Power James W. Power	Director	Dated: July 19, 2007
/s/ Carlo R. Loi Carlo R. Loi	Director	Dated: July 19, 2007
/s/ Robert E. McCann III Robert E. McCann III	Director	Dated: July 19, 2007

EXHIBIT INDEX

Exhibit Number	Document
3.1(1)	Amended and Restated Certificate of Incorporation

3.2(2)	Amended and Restated By-laws

5.1	Opinion of Richard A. Larsen, Esq.

23.1	Consent of PMB Helin Donovan, LLP

23.2	Consent of Richard A. Larsen, Esq. (included as part of Exhibit 5)

24.1	Powers of Attorney (included in signature page)

(1)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 30, 2007.

(2)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 30, 2007.